Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2010 RESULTS

JASPER, IN (February 5, 2010) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $275.2 million and net income of $1.9 million, or $0.05 per Class B diluted share, for the second quarter of fiscal year 2010, which ended December 31, 2009.  Net income for the fiscal year 2010 second quarter includes $2.0 million of after-tax income, or $0.05 per Class B diluted share, resulting from settlement proceeds related to an antitrust class action lawsuit of which the Company was a member and $0.2 million of after-tax restructuring expense, or less than $0.01 per Class B diluted share.  Excluding the class action lawsuit income and the restructuring expense, the Company recorded non-GAAP net income of $0.1 million, or less than $0.01 per Class B diluted share for the fiscal year 2010 second quarter.

In the prior fiscal year 2009 second quarter, the Company reported net sales of $327.6 million and net income of $8.2 million, or $0.22 per Class B diluted share.  The prior fiscal year second quarter net income included a $4.8 million after-tax gain, or $0.13 per Class B diluted share, related to the sale of a portion of the Company's undeveloped land holdings and timberland; $1.6 million of after-tax income, or $0.04 per Class B diluted share, for advance funds retained by the Company resulting from the termination of the contract to sell the Company's Poland building and real estate; and $0.7 million of after-tax restructuring expense, or $0.02 per Class B diluted share.  Excluding these items, the prior fiscal year second quarter non-GAAP net income was $2.5 million, or $0.07 per Class B diluted share.

Consolidated Overview

Financial Highlights (Dollars in thousands, Except Per Share Data)	Three Months Ended
	December 31, 2009	% of Sales	December 31, 2008	% of Sales	Percent Change
Net Sales	$275,161		$327,606		(16%)
Gross Profit	$44,141	16.0%	$56,321	17.2%	(22%)
Selling and Administrative Expense	$46,616	16.9%	$48,992	15.0%	(5%)
Restructuring Expense	$291	0.1%	$1,053	0.3%	(72%)
Other General (Income)	($3,256)	(1.2%)	(9,906)	(3.0%)	(67%)
Operating Income	$490	0.2%	16,182	4.9%	(97%)
Net Income	$1,906	0.7%	$8,182	2.5%	(77%)
Earnings Per Class B Diluted Share	$0.05		$0.22		(77%)

Non-GAAP Financial Measures
Net Income excluding Class Action Lawsuit Income, Restructuring Charges, Timber and Land Sale Gain and Contract Termination Income	$132	0.0%	$2,484	0.8%	(95%)
Earnings Per Class B Diluted Share excluding Class Action Lawsuit Income, Restructuring Charges, Timber and Land Sale Gain and Contract Termination Income	$0.00		$0.07		(100%)

  Second quarter fiscal year 2010 net sales were flat in the Electronic Manufacturing Services (EMS) segment while net sales in the Furniture segment declined 33% when compared with the prior year second quarter.  A sharp decline in sales occurred in the second and third quarters of last fiscal year and consolidated net sales have since stabilized.  Sequentially, consolidated net sales in the second quarter of fiscal year 2010 were flat with the immediately preceding quarter.

  Second quarter gross profit as a percent of net sales improved in both the EMS segment and the Furniture segment when compared with the prior year.  In spite of the improvement in both segments, gross profit as a percent of net sales declined on a consolidated basis because of a sales mix shift toward the EMS segment which operates at a lower gross profit percentage.

  Consolidated second quarter selling and administrative expenses declined 5% compared to the prior year primarily due to benefits realized from the salary reduction plan implemented by the Company in the third quarter of fiscal year 2009, other comprehensive cost reduction efforts throughout the Company, lower bad debt expense and lower profit-based incentive compensation costs.  Partially offsetting these cost reductions were increased employee benefit costs primarily related to the Company's retirement plan contribution and increased sales and product marketing initiatives.  In addition, the Company recorded $0.5 million of expense in the current fiscal year second quarter compared to $2.2 million of income in the prior year second quarter related to the normal revaluation to fair value of its Supplemental Employee Retirement Plan (SERP) liability which resulted in an unfavorable year-over-year increase of $2.7 million in selling and administrative expenses.  As the general equity markets improved, the value of the SERP investments increased, causing additional selling and administrative expense related to the SERP liability.  The expense was exactly offset by an increase in SERP investment income which was recorded in Other Income/Expense as an investment gain; therefore, there was no effect on net earnings.

  Other General Income in the second quarter of fiscal year 2010 included $3.3 million of pre-tax income resulting from settlement proceeds related to an antitrust class action lawsuit of which the Company was a member. The class action alleged the defendant sellers illegally conspired to fix prices for electronic components purchased by a business unit within the EMS segment.  Other General Income in the prior fiscal year second quarter included an $8.0 million pre-tax gain on the sale of a portion of the Company's undeveloped land holdings and timberlands and $1.9 million pre-tax income for advance funds retained by the Company resulting from the termination of the contract to sell the Company's Poland building and real estate due to the buyer's inability to close the transaction.

  Other Income/Expense for the second quarter of fiscal year 2010 was income of $1.0 million compared to expense of $3.9 million in the prior year second quarter.  The $4.9 million year-over-year variance is partially related to the SERP investment revaluation noted above.  In addition, Other Income/Expense in the prior fiscal year second quarter included an unfavorable impact of foreign currency movements which were partially offset by a favorable currency impact within operating income.

  During the second quarter of fiscal year 2010, the Company recorded $1.1 million of favorable net tax accrual adjustments primarily related to the research and development tax credit and a foreign deferred tax adjustment resulting in an overall tax benefit recorded for the second quarter in spite of generating pre-tax income.  In the second quarter of fiscal year 2009, the Company recorded a $0.8 million tax benefit related to its European operations and a $0.5 million favorable adjustment to the research and development tax credit.

Operating cash flow for the second quarter of fiscal year 2010 was a cash outflow of $16.3 million compared to a cash outflow of $1.1 million in the second quarter of the prior year.
  The Company's net cash position, an aggregate of cash and short-term investments less short-term borrowings, totaled $62.3 million at December 31, 2009 compared to $88.6 million at June 30, 2009.  Long-Term Debt including Current Maturities is $0.4 million.

James C. Thyen, Chief Executive Officer and President, stated, "Our EMS segment continued its trend of sequential quarterly sales and margin improvement.  We have seen encouraging signs of stability for our EMS segment as evidenced by increased customer demand as well as recent new business wins.  On the other hand, signs of stability in our Furniture segment are not yet evident.  On a sequential basis, sales of our office furniture products increased in the second quarter when compared to the first quarter as we benefited from the seasonal government buying patterns.  We expect this seasonal demand to soften in our fiscal year third quarter.  Hospitality markets appear to be stabilizing, but remain depressed due to the continued uncertainty in commercial real estate valuation, commercial financing availability and cost, as well as U.S. consumption patterns."

Mr. Thyen concluded, "We are continuing our drive to become even more efficient and effective throughout our entire organization by way of various activities including innovatively improving or redesigning our business processes.  We have made significant strides in this area, and have seen the financial benefits of our efforts.  We also are moving forward with initiatives designed to drive growth within both of our segments, and so we continue with prudent spending in this area."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	December 31, 2009	December 31, 2008	Percent Change
Net Sales	$166,983	$166,912	0%
Net Income (Loss)	$2,665	($709)	476%
Non-GAAP Financial Measures Reconciliation
Net Income (Loss)	$2,665	($709)	476%
Less: Class Action Lawsuit Income, Net of Tax	($1,958)	$0	n/a
Add: Restructuring Charges, Net of Tax	$229	$464	(51%)
Less: Contract Termination Income, Net of Tax	$0	($1,562)	(100%)
Net Income (Loss), Excluding Class Action Lawsuit Income, Restructuring Charges and Contract Termination Income	$936	($1,807)	152%

  Second quarter net sales in the EMS segment remained flat with the second quarter of the prior year as an increase in net sales to customers in the automotive industry was offset by a decline in net sales in the industrial control and public safety industries.  Sequentially, second quarter fiscal year 2010 net sales in this segment increased 1% over the immediately preceding quarter as increased net sales in the automotive and public safety  industries were partially offset by lower net sales to customers in the medical and industrial control industries.

  Gross profit as a percent of net sales in the EMS segment for the second quarter of fiscal year 2010 improved over the second quarter of the prior year primarily due to improved labor efficiencies at select units and a reduction of overhead costs.

  Selling and administrative costs in this segment declined 4% in the second quarter when compared to the prior year primarily related to benefits realized from the salary reduction plan implemented by the Company in fiscal year 2009, lower bad debt expense, and other overall cost reduction efforts.  Partially offsetting these declines were increased profit-based incentive compensation costs.

  The EMS segment recorded $0.7 million of favorable net tax accrual adjustments during the second quarter of fiscal year 2010.  In the second quarter of fiscal year 2009, the EMS segment recorded a $0.8 million tax benefit related to its European operations and $0.3 million of favorable net tax accrual adjustments.

  The previously mentioned $2.0 million of after-tax income in the fiscal year 2010 second quarter resulting from settlement proceeds related to the antitrust class action lawsuit of which the Company was a member was recorded in the EMS segment.

  Net income in the EMS segment in the prior fiscal year second quarter included $1.6 million after-tax income for advance funds retained by the Company resulting from the termination of the contract to sell the Company's Poland building and real estate due to the buyer's inability to close the transaction.

Furniture Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	December 31, 2009	December 31, 2008	Percent Change
Net Sales	$108,140	$160,694	(33%)
Net Income (Loss)	($996)	$4,049	(125%)
Non-GAAP Financial Measures Reconciliation
Net Income (Loss)	($996)	$4,049	(125%)
Restructuring (Income) / Expense, Net of Tax	($59)	$143	(141%)
Net Income (Loss), Excluding Restructuring Charges	($1,055)	$4,192	(125%)

  Fiscal year 2010 second quarter net sales of furniture products declined 33% compared to the prior year as net sales of both office furniture and hospitality furniture declined.  Sequentially, second quarter fiscal year 2010 net sales in this segment decreased 1% over the immediately preceding quarter as higher net sales of office furniture were more than offset by a decline in net sales of hospitality furniture.

  Gross profit as a percent of net sales increased in the Furniture segment for the second quarter of fiscal year 2010 when compared to the prior year.  Price increases on select product, a sales mix shift to higher margin product, lower freight and commodity costs, and other overall cost reduction actions favorably impacted gross profit during the current year second quarter.  Partially offsetting the favorable items were the loss of fixed overhead leverage on the lower volumes, higher employee benefit costs related to the Company's retirement plan contribution, and increased discounting due to competitive pricing pressures.  While the Furniture segment gross profit as a percent of net sales increased in the second quarter, the gross profit dollars declined when compared to the prior year due to the significant decline in sales volume.

  Selling and administrative costs in this segment for the second quarter of fiscal year 2010 declined 12% when compared to the prior year on benefits realized from the salary reduction plan implemented by the Company in fiscal year 2009, lower profit-based incentive compensation costs, lower bad debt expense, and other overall cost reduction efforts.  Partially offsetting the lower costs were increased sales and product marketing costs and increased employee benefit costs primarily related to the Company's retirement plan contribution.

The Furniture segment recorded $0.4 million of favorable net tax accrual adjustments during the second quarter of fiscal year 2010 compared to $0.2 million in the prior year.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The two non-GAAP financial measures on a consolidated basis used within this release include 1) net income excluding class action lawsuit income, restructuring charges, timber and land sale gain and contract termination income and 2) earnings per share excluding class action lawsuit income, restructuring charges, timber and land sale gain and contract termination income.  The non-GAAP financial measures on a segment basis used within this release include net income/(loss) excluding class action lawsuit income, restructuring charges and contract termination income.  Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results.  Management believes it is useful for investors to understand how its core operations performed without the effects of the non-recurring items and the costs incurred in executing its restructuring plans.  Excluding these items allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations.  Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these items to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2009 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 11:00 AM Eastern Time today, February 5, 2010.  To listen to the live conference call, dial 800-299-7089, or for international calls, dial 617-801-9714.  A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days.  A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 22, 2010, at 888-286-8010 or internationally at 617-801-6888.  The pass code to access the replay is 51193472.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior.  Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment.  The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.  The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the second quarter ended December 31, 2009, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	December 31, 2009		December 31, 2008
Net Sales	$275,161	100.0%	$327,606	100.0%
Cost of Sales	231,020	84.0%	271,285	82.8%
Gross Profit	44,141	16.0%	56,321	17.2%
Selling and Administrative Expenses	46,616	16.9%	48,992	15.0%
Other General Income	(3,256)	(1.2%)	(9,906)	(3.0%)
Restructuring Expense	291	0.1%	1,053	0.3%
Operating Income	490	0.2%	16,182	4.9%
Other Income (Expense)-net	1,013	0.4%	(3,854)	(1.1%)
Income Before Taxes on Income	1,503	0.6%	12,328	3.8%
Provision (Benefit) for Income Taxes	(403)	(0.1%)	4,146	1.3%
Net Income	$ 1,906	0.7%	$ 8,182	2.5%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.05		$ 0.22
Class B	$ 0.05		$ 0.22
Diluted Earnings Per Share:
Class A	$ 0.05		$ 0.21
Class B	$ 0.05		$ 0.22

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,339		37,059
Diluted	37,514		37,349

(Unaudited)	Six Months Ended
($000's, except per share data)	December 31, 2009		December 31, 2008
Net Sales	$549,820	100.0%	$667,101	100.0%
Cost of Sales	458,495	83.4%	552,268	82.8%
Gross Profit	91,325	16.6%	114,833	17.2%
Selling and Administrative Expenses	92,682	16.9%	102,297	15.3%
Other General Income	(3,256)	(0.6%)	(9,906)	(1.5%)
Restructuring Expense	777	0.1%	2,016	0.3%
Operating Income	1,122	0.2%	20,426	3.1%
Other Income (Expense)-net	2,999	0.5%	(4,633)	(0.7%)
Income Before Taxes on Income	4,121	0.7%	15,793	2.4%
Provision for Income Taxes	441	0.0%	5,427	0.8%
Net Income	$ 3,680	0.7%	$ 10,366	1.6%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.09		$ 0.27
Class B	$ 0.10		$ 0.28
Diluted Earnings Per Share:
Class A	$ 0.09		$ 0.27
Class B	$ 0.10		$ 0.28

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,326		37,036
Diluted	37,527		37,362

Condensed Consolidated Statements of Cash Flows
	Six Months Ended
(Unaudited)	December 31
($000's)	2009	2008
Net Cash Flow (used for) provided by Operating Activities	$ (3,800)	$ 12,894
Net Cash Flow used for Investing Activities	(21,056)	(21,087)
Net Cash Flow (used for) provided by Financing Activities	(2,309)	8,312
Effect of Exchange Rate Change on Cash and Cash Equivalents	1,341	(2,961)
Net Decrease in Cash and Cash Equivalents	(25,824)	(2,842)
Cash and Cash Equivalents at Beginning of Period	75,932	30,805
Cash and Cash Equivalents at End of Period	$ 50,108	$ 27,963

Condensed Consolidated Balance Sheets
	(Unaudited)
	December 31,	June 30,
($000's)	2009	2009
ASSETS
Cash, cash equivalents and short-term investments	$ 76,653	$ 101,308
Receivables, net	145,057	143,398
Inventories	143,683	127,004
Prepaid expenses and other current assets	41,082	35,720
Assets held for sale	1,160	1,358
Property and Equipment, net	204,210	200,474
Goodwill	2,634	2,608
Other Intangible Assets, net	8,938	10,181
Other Assets	20,519	20,218
Total Assets	$643,936	$ 642,269

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$ 61	$ 60
Accounts payable	166,634	165,051
Borrowings under credit facilities	14,369	12,677
Dividends payable	2,413	2,393
Accrued expenses	50,941	52,426
Long-term debt, less current maturities	349	360
Other	23,195	26,948
Share Owners' Equity	385,974	382,354
Total Liabilities and Share Owners' Equity	$643,936	$ 642,269

Supplementary Information
Components of Other Income (Expense), net
	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
($000's)	2009	2008	2009	2008
Interest Income	$ 388	$ 669	$ 665	$ 1,444
Interest Expense	(91)	(614)	(106)	(1,390)
Foreign Currency/Derivative Gain (Loss)	457	(1,499)	784	(988)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	502	(2,234)	2,019	(3,357)
Other Non-Operating Expense	(243)	(176)	(363)	(342)
Other Income (Expense), net	$ 1,013	$ (3,854)	$ 2,999	$(4,633)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
($000's, except per share)

Net Income Excluding Class Action Lawsuit Income, Restructuring Charges, Timber and Land Sale Gain, and Contract Termination Income	Three Months Ended
	December 31,
	2009	2008
Net Income, as reported	$ 1,906	$ 8,182
Class Action Lawsuit Income, Net of Tax	(1,958)	-0-
Restructuring Charges, Net of Tax	184	661
Timber and Land Sale Gain, Net of Tax	-0-	(4,797)
Contract Termination Income, Net of Tax	-0-	(1,562)
Net Income excluding Class Action Lawsuit Income, Restructuring Charges,Timber and Land Sale Gain, and Contract Termination Income	$ 132	$ 2,484

Earnings Per Class B Diluted Share, Excluding Class Action Lawsuit Income, Restructuring Charges, Timber and Land Sale Gain, and Contract Termination Income

Earnings per Class B Diluted Share, as reported	$ 0.05	$ 0.22
Impact of Class Action Lawsuit Income per Class B Diluted Share	(0.05)	0.00
Impact of Restructuring Charges per Class B Diluted Share	0.00	0.02
Impact of Timber and Land Sale Gain per Class B Diluted Share	0.00	(0.13)
Impact of Contract Termination Income per Class B Diluted Share	0.00	(0.04)
Earnings Per Class B Diluted Share excluding Class Action Lawsuit Income, Restructuring Charges,Timber and Land Sale Gain, and Contract Termination Income	$ 0.00	$ 0.07